Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2022 Third Quarter Financial Results

Third Quarter 2022 Highlights:

●	Total revenue of $144.8 million increased $80.3 million versus 2021 and $43.8 million compared with the third quarter of 2019

●	Net loss available to stockholders improved $15.9 million to a loss of $9.8 million versus the third quarter of 2021

●	Adjusted EBITDA of $18.6 million increased $25.2 million versus the third quarter of 2021

●	Lindblad segment Net Yield per Available Guest Night increased 24% to $1,014 with Occupancy of 81%

●	Strong reservations for future travel with bookings for 2023 23% ahead of bookings for 2020 at the same point in 2019

●	Launched the 48 passenger all-suite National Geographic Islander II, replacing the National Geographic Islander in the Galapagos

NEW YORK, November 2, 2022 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the third quarter ended September 30, 2022.

Dolf Berle, Chief Executive Officer, said “Lindblad delivered strong financial results this past quarter as we continued to ramp operations and began to harness the expanded earnings power of the Company. With significant demand across both our ship and land-based businesses, our guests are demonstrating their eagerness to return with us to exploring the world’s most remarkable destinations. The growing desire for high quality, immersive and authentic experiences drove the positive earnings contributions during the third quarter, while also positioning us for continued success in 2023 and beyond, when we can further leverage the increased fleet capacity and diversified product offerings we have strategically invested in over the last two years.”

RAMP OF FLEET OPERATIONS

Ramp in Operations

Lindblad resumed operation in June 2021 and, since then, has continually ramped its operations, providing immersive expeditions in 2022 across all ten of its owned vessels.  During the third quarter of 2022, operations included trips to Alaska, the Arctic, the Pacific Northwest, British Columbia, Canada's Northwest Passage, the Galápagos Islands, Greenland, Iceland, Norway and South America. Travel restrictions related to COVID-19 have diminished dramatically, and the Company will resume operations in additional geographies in the remainder of 2022 and throughout 2023.  Where travel restrictions remain, which primarily includes a limited number of itineraries impacted by the Russia-Ukraine conflict, the Company is adjusting itineraries where possible, and working with guests to reschedule travel plans and refund payments or issue future travel certificates, as applicable.  Previously, due to the spread of the COVID-19 virus and the effects of travel restrictions around the world, the Company had suspended or rescheduled the majority of its expeditions departing between March 16, 2020 through May 31, 2021.

The Company believes there are a variety of strategic advantages that enabled it to deploy its ships safely and quickly as travel restrictions were lifted. Most notably, the size of its owned and operated vessels, which range from 48 to 148 passengers, allows for a highly controlled environment that includes stringent cleaning protocols. The small nature of the Company’s ships also allowed it to efficiently and effectively test its guests and crew prior to boarding, or as otherwise needed. Additionally, the majority of expeditions take place in remote locations where human interactions are limited, so there is less opportunity for external influence.

Booking Trends

The Company has substantial advance reservations for future travel despite some continued short-term impact from the COVID-19 virus, including elevated cancellations, as well as itinerary changes on a few upcoming voyages due to the Russia-Ukraine conflict. Bookings for 2023 are 23% ahead of the bookings for the full year 2020 at the same point in 2019.

Balance Sheet and Liquidity

As of September 30, 2022, the Company had $116.4 million in unrestricted cash and $29.5 million in restricted cash, primarily related to deposits on future travel originating from U.S. ports and credit card reserves.

As of September 30, 2022, the Company had a total debt position of $572.4 million and was in compliance with all of its applicable debt covenants. During May 2022, the Company further amended its export credit agreements to extend the waiver of its net leverage coverage ratio from March 2022 through December 31, 2022.

During February 2022, the Company issued $360.0 million of 6.75% senior secured notes, maturing 2027 and entered into a new $45.0 million revolving credit facility. Proceeds from the senior secured notes were used primarily to pay the outstanding borrowings under the Company's previously existing credit agreement, including the term facility, Main Street Loan and revolving credit facility.

As the Company continues to ramp up operations, it anticipates strong guest cash receipts from final payments for upcoming expeditions and trips, as well as deposits for new reservations for future travel. At the same time, monthly cash usage will increase as the Company incurs costs in operating expeditions and spends to advertise upcoming expeditions and trips. There can be no assurance that cash flows from operations will be available to fund future obligations or that it will not experience delays or cancellations with respect to the ramp of our operations.

THIRD QUARTER RESULTS

Tour Revenues

Third quarter tour revenues of $144.8 million increased $80.3 million as compared to the same period in 2021. The increase was driven by a $50.6 million increase at the Lindblad segment and a $29.6 million increase at the Land Experiences segment, primarily due to the ramp in expeditions and trips compared with the third quarter a year ago and higher pricing. The Land Experiences segment also includes a full quarter of results for Classic Journeys, LLC (“Classic Journeys”), which was acquired during the fourth quarter of 2021.

Net Income

Net loss available to stockholders for the third quarter was $9.8 million, $0.18 per diluted share, as compared with net loss available to stockholders of $25.7 million, $0.50 per diluted share, in the third quarter of 2021. The $15.9 million improvement primarily reflects the ramp in operations, partially offset by $4.0 million decline in other income due primarily to the utilization in the third quarter of 2021 of the CERTS grant for covered expense. The third quarter of 2022 also included a $2.3 million increase in interest expense due to additional borrowings and higher rates and a $1.5 million increase in depreciation and amortization, primarily due to the addition of the National Geographic Resolution to the fleet in September 2021.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $18.6 million increased $25.2 million as compared to the same period in 2021. The increase was driven by a $16.5 million improvement at the Lindblad segment and a $8.7 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $4.9 million increased $16.5 million as compared to the same period in 2021, primarily from increased tour revenues, partially offset by higher cost of tours and increased personnel costs from the ramp in operations and from higher commissions related to the revenue and bookings growth.

Land Experiences segment Adjusted EBITDA of $13.7 million increased $8.7 million as compared to 2021, primarily due to additional trips, partially offset by higher cost of tours and increased personnel costs related to the ramp in operations and increased marketing costs to drive future bookings. The Land Experiences segment also includes a full quarter of results for Classic Journeys, which was acquired during the fourth quarter of 2021.

	For the three months ended September 30,				For the nine months ended September 30,
(In thousands)	2022	2021	Change	%	2022	2021	Change	%
Tour revenues:
Lindblad	$83,741	$33,100	$50,641	153%	$198,063	$40,264	$157,799	392%
Land Experiences	61,042	31,407	29,635	94%	105,477	41,291	64,186	155%
Total tour revenues	$144,783	$64,507	$80,276	124%	$303,540	$81,555	$221,985	272%
Operating income (loss):
Lindblad	$(7,142)	$(22,282)	$15,140	68%	$(60,380)	$(80,617)	$20,237	25%
Land Experiences	12,950	4,630	8,320	180%	12,629	(686)	13,315	NM
Total operating income (loss)	$5,808	$(17,652)	$23,460	NM	$(47,751)	$(81,303)	$33,552	41%
Adjusted EBITDA:
Lindblad	$4,889	$(11,596)	$16,485	NM	$(23,560)	$(51,382)	$27,822	54%
Land Experiences	13,699	5,001	8,698	174%	14,735	1,017	13,718	NM
Total adjusted EBITDA	$18,588	$(6,595)	$25,183	NM	$(8,825)	$(50,365)	$41,540	82%

LINDBLAD FLEET ACTIVITIES

The National Geographic Islander II launched in August 2022, replacing the National Geographic Islander, and will operate year-round in the Galápagos Islands. The fully renovated ship is equipped to provide immersive and authentic expeditions to 48 guests who will enjoy all suite accommodations, indoor-outdoor dining options and diverse expedition tools and amenities.

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of October 26, 2022, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of October 26, 2022, there were 53.1 million shares common stock outstanding. The Company has suspended all stock repurchases due to restrictions related to the Main Street Expanded Loan Facility program.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on November 2, 2022, to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 200-6205 (United States), (833) 950-0062 (Canada) or (929) 526-1599 (outside the U.S.). The access code is 780301. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat Adventures, Off the Beaten Path, DuVine and Classic Journeys.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) suspended operations and disruptions to our business and operations related to COVID-19; (ii) the impacts of COVID-19 and/or the Russia-Ukraine conflict on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iii) the impacts of COVID-19 and/or the Russia/Ukraine conflict on future travel and the cruise and airline industries in general; (iv) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (v) changes adversely affecting the business in which we are engaged; (vi) management of our growth and our ability to execute on our planned growth; (vii) our business strategy and plans; (viii) our ability to maintain our relationship with National Geographic; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) compliance with the financial and/or operating covenants in our debt arrangements; (xi) adverse publicity regarding the cruise industry in general; (xii) loss of business due to competition; (xiii) the result of future financing efforts; (xiv) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$116,446	$150,753
Restricted cash	29,524	21,940
Marine operating supplies	9,608	8,275
Inventories	2,140	2,278
Prepaid expenses and other current assets	45,252	27,094
Total current assets	202,970	210,340

Property and equipment, net	540,385	542,418
Goodwill	42,017	42,017
Intangibles, net	11,671	13,235
Deferred tax asset	6,849	7,609
Right-to-use lease assets	3,439	4,402
Other long-term assets	4,199	7,470
Total assets	$811,530	$827,491

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$247,005	$212,598
Accounts payable and accrued expenses	56,774	49,252
Lease liabilities - current	1,524	1,553
Long-term debt - current	24,086	26,061
Total current liabilities	329,389	289,464

Long-term debt, less current portion	534,677	518,658
Lease liabilities	2,212	3,178
Other long-term liabilities	359	247
Total liabilities	866,637	811,547

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 and 80,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	68,090	83,901
Redeemable noncontrolling interests	31,583	10,626
	99,673	94,527

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 and 80,000 Series A shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 53,132,670 and 50,800,786 issued, 53,065,365 and 50,755,546 outstanding as of September 30, 2022 and December 31, 2021, respectively	5	5
Additional paid-in capital	82,432	58,485
Accumulated deficit	(237,217)	(136,439)
Accumulated other comprehensive loss	-	(634)
Total stockholders' deficit	(154,780)	(78,583)
Total liabilities, mezzanine equity and stockholders' deficit	$811,530	$827,491

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021

Tour revenues	$144,783	$64,507	$303,540	$81,555

Operating expenses:
Cost of tours	87,576	45,600	208,023	73,270
General and administrative	24,535	17,023	68,882	46,123
Selling and marketing	16,025	10,213	41,193	17,680
Depreciation and amortization	10,839	9,323	33,193	25,785
Total operating expenses	138,975	82,159	351,291	162,858

Operating income (loss)	5,808	(17,652)	(47,751)	(81,303)

Other (expense) income:
Interest expense, net	(8,369)	(6,063)	(26,500)	(17,436)
Loss on foreign currency	(872)	(1,434)	(1,417)	(1,165)
Other (expense) income	(333)	4,357	84	4,362
Total other expense	(9,574)	(3,140)	(27,833)	(14,239)

Loss before income taxes	(3,766)	(20,792)	(75,584)	(95,542)
Income tax expense (benefit)	1,732	2,507	619	(2,648)

Net loss	(5,498)	(23,299)	(76,203)	(92,894)
Net income (loss) attributable to noncontrolling interest	3,228	1,039	3,000	(17)
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(8,726)	(24,338)	(79,203)	(92,877)
Series A redeemable convertible preferred stock dividend	1,036	1,340	3,618	3,962

Net loss available to stockholders	$(9,762)	$(25,678)	$(82,821)	$(96,839)

Weighted average shares outstanding
Basic	53,045,329	50,110,188	51,665,912	50,013,191
Diluted	53,045,329	50,110,188	51,665,912	50,013,191

Undistributed loss per share available to stockholders:
Basic	$(0.18)	$(0.50)	$(1.60)	$(1.87)
Diluted	$(0.18)	$(0.50)	$(1.60)	$(1.87)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the nine months ended September 30,
	2022	2021
Cash Flows From Operating Activities
Net loss	$(76,203)	$(92,894)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	33,193	25,785
Amortization of deferred financing costs and other, net	1,988	2,364
Right-of-use lease asset	626	4
Stock-based compensation	5,283	4,146
Deferred income taxes	759	(2,648)
Change in fair value of contingent acquisition consideration	111	-
Loss on foreign currency	1,417	1,165
Write-off of unamortized issuance costs related to debt refinancing	9,004	-
Changes in operating assets and liabilities
Marine operating supplies and inventories	(1,195)	(375)
Prepaid expenses and other current assets	(19,575)	(8,902)
Unearned passenger revenues	34,407	62,922
Other long-term assets	3,242	658
Other long-term liabilities	844	4,857
Accounts payable and accrued expenses	7,526	24,438
Operating lease liabilities	(658)	-
Net cash provided by operating activities	769	21,520

Cash Flows From Investing Activities
Purchases of property and equipment	(29,566)	(89,114)
Acquisition (net of cash acquired)	-	(7,177)
Net cash used in investing activities	(29,566)	(96,291)

Cash Flows From Financing Activities
Proceeds from long-term debt	360,000	61,720
Repayments of long-term debt	(346,301)	(1,530)
Payment of deferred financing costs	(10,859)	(3,135)
Repurchase under stock-based compensation plans and related tax impacts	(766)	(1,763)
Net cash provided by financing activities	2,074	55,292
Net decrease in cash, cash equivalents and restricted cash	(26,723)	(19,479)
Cash, cash equivalents and restricted cash at beginning of period	172,693	204,515

Cash, cash equivalents and restricted cash at end of period	$145,970	$185,036

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$22,159	$13,300
Income taxes	226	54
Non-cash investing and financing activities:
Non-cash preferred stock dividend	$3,618	$3,962
Value of shares issued for acquisition	-	1,770

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Net loss	$(5,498)	$(23,299)	$(76,203)	$(92,894)
Interest expense, net	8,369	6,063	26,500	17,436
Income tax expense (benefit)	1,732	2,507	619	(2,648)
Depreciation and amortization	10,839	9,323	33,193	25,785
Gain on foreign currency	872	1,434	1,417	1,165
Other expense (income)	333	(4,357)	(84)	(4,362)
Stock-based compensation	1,632	1,406	5,283	4,146
Other	309	328	450	1,007
Adjusted EBITDA	$18,588	$(6,595)	$(8,825)	$(50,365)

Reconciliation of Operating (Loss) Income to Adjusted EBITDA Lindblad Segment
	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Operating loss	$(7,142)	$(22,282)	$(60,380)	$(80,617)
Depreciation and amortization	10,090	8,928	31,087	24,618
Stock-based compensation	1,632	1,406	5,283	4,012
Other	309	352	450	605
Adjusted EBITDA	$4,889	$(11,596)	$(23,560)	$(51,382)

Land Experiences Segment
	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Operating income (loss)	$12,950	$4,630	$12,629	$(686)
Depreciation and amortization	749	395	2,106	1,167
Stock-based compensation	-	-	-	134
Other	-	-	-	402
Adjusted EBITDA	$13,699	$5,001	$14,735	$1,017

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the nine months ended September 30,
	2022	2021
Net cash provided by operating activities	$769	$21,520
Less: purchases of property and equipment	(29,566)	(89,114)
Free Cash Flow	$(28,797)	$(67,594)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Available Guest Nights	70,995	35,251	174,954	41,474
Guest Nights Sold	57,229	28,829	130,836	33,749
Occupancy	81%	82%	75%	81%
Maximum Guests	8,826	5,493	21,785	6,514
Number of Guests	7,225	4,418	16,656	5,236
Voyages	114	75	302	89

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Guest ticket revenues	$73,700	$32,325	$174,762	$38,087
Other tour revenue	10,041	775	23,301	2,177
Tour Revenues	83,741	33,100	198,063	40,264
Less: Commissions	(5,728)	(2,705)	(14,381)	(3,248)
Less: Other tour expenses	(6,030)	(1,545)	(21,025)	(2,611)
Net Yield	$71,983	$28,850	$162,657	$34,405
Available Guest Nights	70,995	35,251	174,954	41,474
Gross Yield per Available Guest Night	$1,180	$939	$1,132	$971
Net Yield per Available Guest Night	1,014	818	930	830

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Cost of tours	$51,296	$25,842	$145,251	$48,282
Plus: Selling and marketing	12,626	8,382	33,618	13,659
Plus: General and administrative	16,871	12,230	48,487	34,322
Gross Cruise Cost	80,793	46,454	227,356	96,263
Less: Commissions	(5,728)	(2,705)	(14,381)	(3,248)
Less: Other tour expenses	(6,030)	(1,545)	(21,025)	(2,611)
Net Cruise Cost	69,035	42,204	191,950	90,404
Less: Fuel Expense	(8,933)	(2,357)	(21,419)	(3,880)
Net Cruise Cost Excluding Fuel	60,102	39,847	170,531	86,524
Non-GAAP Adjustments:
Stock-based compensation	(1,632)	(1,406)	(5,283)	(4,012)
Other	(309)	(328)	(450)	(1,007)
Adjusted Net Cruise Cost Excluding Fuel	$58,161	$38,113	$164,798	$81,505
Adjusted Net Cruise Cost	$67,094	$40,470	$186,217	$85,385
Available Guest Nights	70,995	35,251	174,954	41,474
Gross Cruise Cost per Available Guest Night	$1,138	$1,318	$1,300	$2,321
Net Cruise Cost per Available Guest Night	972	1,197	1,097	2,180
Net Cruise Cost Excluding Fuel per Available Guest Night	847	1,130	975	2,086
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	819	1,081	942	1,965
Adjusted Net Cruise Cost per Available Guest Night	945	1,148	1,064	2,059

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.